Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K (the “Annual Report”) of which this exhibit is a part, Essential Utilities, Inc. (the “Registrant”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) its common stock, par value $0.50 per share, and (2) its 6.00% Tangible Equity Units.

Common Stock

Overview

As of December 31, 2019, the authorized capital stock of the Company was 301,770,819 shares, consisting of:

• 300,000,000 shares of common stock, par value $0.50 per share, of which 220,758,719 shares were outstanding; and
• 1,770,819 shares of preferred stock, par value $1.00 per share, of which no shares were outstanding.

The following summary of certain terms of the Registrant’s common stock is qualified in its entirety by the provisions of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws each of which is incorporated by reference as an exhibit to the Annual Report.

Voting Rights

Holders of the Registrant’s common stock are entitled to one vote for each share held by them at all meetings of the shareholders and are not entitled to cumulate their votes for the election of directors.

Dividend Rights and Limitations

Holders of the Registrant’s common stock may receive dividends when declared by its board of directors. Because the Registrant is a holding company, the funds used to pay any dividends on common stock are derived predominantly from the dividends that received from its direct and indirect subsidiaries. Therefore, the Registrant’s ability to pay dividends to holders of its common stock depends upon the subsidiaries’ earnings, financial condition and ability to pay dividends. Most of the subsidiaries are subject to regulation by state utility commissions and the amounts of their earnings and dividends are affected by the manner in which they are regulated. In addition, they are subject to restrictions on the payment of dividends contained in their various debt agreements. Under the most restrictive debt agreements, the amount available for payment of dividends to the Registration as of December 31, 2019 was approximately $1.6 billion of Aqua Pennsylvania’s retained earnings and $221 million of the retained earnings of certain other subsidiaries. Payment of dividends on common stock is also subject to the preferential rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event that the Registrant liquidates, dissolves or winds-up, the holders of its common stock are entitled to share ratably in all of the assets that remain after the Registrant pays its liabilities. This right is subject, however, to the prior distribution rights of any outstanding preferred stock.

Listing

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WTRG.”

Anti-Takeover Provisions

Pennsylvania State Law Provisions

Under Section 1712 of the Pennsylvania Business Corporation Law of 1988, as amended (“PBCL”), which is applicable to the Registrant, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Under Section 1715 of the PBCL, in discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Directors are not required to give prominent consideration to the interests of any particular constituency. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. Actions by directors relating to an acquisition or potential acquisition of control of the corporation are not subject to any greater obligation to justify, or higher burden of proof, than is applied to any other acts of directors. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the PBCL (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction. In addition, Section 2513 of the PBCL specifically validates shareholder rights plans, or “poison pills,” and the discriminatory dilution provisions contained in such plans.

Chapter 25 of the PBCL contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt-out of such anti-takeover statutes under certain circumstances. The Registrant has not opted-out of any of such statutes.

Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. “Interested shareholder”

is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the interested shareholder.

Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid per share by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, or to a one-step merger.

Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder” is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock or an affiliate or associate of the corporation that at any time within the prior five-year period was a beneficial owner of 20% or more of the corporation’s voting stock. “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the PBCL provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation or a person or group that has otherwise publicly disclosed or caused to be disclosed that it may seek to acquire control of the corporation through any means. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval. Severance equals the weekly compensation of the employee multiplied by the employee’s years of service (up to 26 years), less payments made due to the termination.

Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

Articles of Incorporation and Bylaw Provisions

Certain provisions of the Registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles”), and Amended and Restated Bylaws (the “Bylaws”) may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire its business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for the Registrant on terms which some shareholders might favor. The Articles require that certain fundamental transactions must be approved by the holders of 75% of the outstanding shares of capital stock entitled to vote on the matter unless at least a majority of the members of the board of directors has approved the transaction, in which case the required shareholder approval will be the minimum approval required by applicable law. The fundamental transactions that are subject to this provision are those transactions that require approval by shareholders under applicable law or the Articles. These transactions include certain amendments of the Articles or Bylaws, certain sales or other dispositions of our assets, certain issuances of our capital stock, or certain transactions involving our merger, consolidation, division, reorganization, dissolution, liquidation or winding up. The Registrant’s Articles and Bylaws provide that:

• a special meeting of shareholders may only be called by the chairman, the president, the board of directors or shareholders entitled to cast a majority of the votes which all shareholders are entitled to cast at the particular meeting;

• nominations for election of directors may be made by any shareholder entitled to vote for election of directors if the name of the nominee and certain information relating to the nominee is filed with our corporate secretary not less than 14 days nor more than 50 days before any meeting of shareholders to elect directors; and

• certain advance notice procedures must be met for shareholder proposals to be made at annual meetings of shareholders. These advance notice procedures generally require a notice to be delivered not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders.

6.00% Tangible Equity Units

Overview

In April 2019, the Registrant issued 13,800,000 of its 6.00% tangible equity units, or “Units.” Each Unit has a stated amount of $50.00. Each Unit is comprised of (i) a prepaid stock purchase contract (a “purchase contract”) issued by the Registrant and (ii) a senior amortizing note due April 30, 2022 (an “amortizing note”) issued by the Registrant.

The following summary of the terms of the Units, the purchase contracts and the amortizing notes are subject to, and qualified in their entirety by reference to, the related contracts. We refer the holder to:

• the purchase contract agreement (the “purchase contract agreement”), entered into among the Registrant, U.S. Bank National Association, as purchase contract agent (the “purchase contract agent”) and attorney-in-fact for the holders of purchase contracts from time to time, and U.S. Bank National Association, as trustee (the “trustee”) under the indenture described below, pursuant to which the purchase contracts and Units were issued; and

• the indenture between the Registrant, as issuer, and the trustee, and a related supplemental indenture, between us, as issuer, and U.S. Bank National Association, as trustee, each to be dated the date of first issuance of the Units, under which the amortizing notes were issued.

The form of indenture, a supplemental indenture related to a change in governing law to New York law, among other matters, and a supplemental indenture for the amortizing notes and the form of purchase contract agreement have each been incorporated by reference as an exhibit to the Annual Report.    Whenever particular sections or defined terms are referred to, such sections or defined terms are incorporated herein by reference.

As used in this description of the 6.00% Tangible Equity Units, unless the context otherwise requires, references to “Essential Utilities,” “we,” “us” or “our” refer to Essential Utilities, Inc. and do not include any of its existing or future subsidiaries.

Description of the Units

Components of the Units

Each Unit is comprised of:

• a prepaid stock purchase contract issued by us pursuant to which we will deliver to the holder, not later than 5:00 p.m., New York City time, on April 30, 2022 (subject to postponement in certain limited circumstances, the “mandatory settlement date”), unless earlier redeemed or settled, a number of shares of our common stock, par value $0.50 per share (the “common stock”), per purchase contract equal to the settlement rate described below under “Description of the Purchase Contracts—Delivery of Common Stock;” and

• a senior amortizing note issued by us with an initial principal amount of $8.62909 that pays equal quarterly installments of $0.75000 per amortizing note (except for the July 30, 2019 installment payment, which was $0.80833 per amortizing note), which cash payment in the aggregate is equivalent to 6.00% per year with respect to the $50.00 stated amount per Unit.

Unless previously settled at the option of the holder as described in “Description of the Purchase Contracts—Early Settlement” or “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change,” settled at our option as described in “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election” or redeemed at our option as described in “Description of the Purchase Contracts—Acquisition Termination Redemption,” we will deliver to the holder not more than 1.4442 shares and not less than 1.1790 shares of our common stock on the mandatory settlement date, based upon the applicable “settlement rate” (as defined under “Description of the Purchase Contracts—Delivery of Common Stock”), which is subject to adjustment as described herein, and the “applicable market value” (as defined under “Description of the Purchase Contracts—Delivery of Common Stock”) of our common stock, as described below under “Description of the Purchase Contracts—Delivery of Common Stock.”

Each amortizing note has an initial principal amount of $8.62909. On each January 30, April 30, July 30 and October 30, commencing on July 30, 2019, we will pay equal cash installments of $0.75000 on each amortizing note (except for the July 30, 2019 installment payment, which was $0.80833 per amortizing note). Each installment payment constitutes a payment of interest (at a rate of 3.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “Description of the Amortizing Notes—Amortization Schedule.”

The stated amount of each Unit must be allocated between the amortizing note and the purchase contract based upon their relative fair market values. We have determined that the fair market value of each amortizing note is $8.62909 and the fair market value of each purchase contract is $41.37091, as set forth in the purchase contract agreement. Each holder agrees to such allocation and this position is binding upon each holder (but not on the Internal Revenue Service).

Separating and Recreating Units

Upon the conditions and under the circumstances described below, a holder of a Unit has the right to separate a Unit into its component parts, and a holder of a separate purchase contract and a separate amortizing note will have the right to combine the two components to recreate a Unit.

Separating Units

At initial issuance, the purchase contracts and amortizing notes may be purchased and transferred only as Units and will trade under the CUSIP number for the Units.

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding April 30, 2022 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” (as defined under “Description of the Purchase Contracts”) or the second scheduled trading day immediately preceding any “acquisition redemption settlement date” (as defined under “Description of the Purchase Contracts”) and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day), the holder will have the right to separate its Unit into its constituent purchase contract and amortizing note (which we refer to as a “separate purchase contract” and a “separate amortizing note,” respectively, and which will thereafter trade under their respective CUSIP numbers), in which case that Unit will cease to exist. If the holder beneficially owns a Unit, the holder may separate it into its component purchase contract and component amortizing note by delivering written instructions to the broker or other direct or indirect participant through which the holder hold an interest in its Unit (“participant”) to notify The Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system of its desire to separate the Unit. Holders who elect to separate a Unit into its constituent purchase contract and amortizing note shall be responsible for any fees or expenses payable in connection with such separation.

“Business day” means any day other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized or obligated by applicable law or executive order to close or be closed.

Separate purchase contracts and separate amortizing notes will be transferable independently from each other.

Recreating Units

On any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding April 30, 2022 or, if earlier, the second scheduled trading day immediately preceding any early mandatory settlement date or the second scheduled trading day immediately preceding any acquisition redemption settlement date and also excluding the business day immediately preceding any installment payment date (provided, the right to recreate the Units shall resume after such business day), the holder may recreate a Unit from its separate purchase contract and separate amortizing note. If the holder beneficially owns a separate purchase contract and a separate amortizing note, the holder may recreate a Unit by delivering written instruction to its participant to notify DTC through DTC’s DWAC system of its desire to recreate the Unit. Holders who elect to recreate Units shall be responsible for any fees or expenses payable in connection with such recreation.

Global Securities

Each Unit, purchase contract and amortizing note will be represented by global securities registered in the name of a nominee of DTC. The holder will not be entitled to receive definitive physical certificates for its Units, purchase contracts or amortizing notes, except under the limited circumstances described under “Book-Entry Procedures and Settlement.” Beneficial interests in a Unit and, after separation, the separate purchase contract and separate amortizing note will be represented through book-entry accounts of, and transfers will be effected through, direct or indirect participants in DTC.

Deemed Actions by Holders by Acceptance

Each holder of Units or separate purchase contracts, by acceptance of such securities, will be deemed to have:

• irrevocably authorized and directed the purchase contract agent to execute, deliver and perform on its behalf the purchase contract agreement, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

• in the case of a purchase contract that is a component of a Unit, or that is evidenced by a separate purchase contract, irrevocably authorized and directed the purchase contract agent to execute, deliver and hold on its behalf the separate purchase contract or the component purchase contract evidencing such purchase contract, and appointed the purchase contract agent as its attorney-in-fact for any and all such purposes;

• consented to, and agreed to be bound by, the terms and provisions of the purchase contract agreement; and

• represented that either (i) no portion of the assets used to acquire or hold the Units, common stock issuable on upon settlement of the purchase contracts or amortizing notes constitutes assets of any (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or (c) entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements described in clauses (a) and (b) (each of the foregoing described in clause (a), (b) and (c) referred to as a “Plan”) or (ii) (1) the acquisition and holding of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes and any of its constituent parts will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws and (2) neither Essential Utilities, the underwriters or any of their respective affiliates is, or is undertaking to be, a fiduciary with respect to the Plan in connection with the Plan’s acquisition, holding or disposition of the Units, common stock issuable upon settlement of the purchase contracts or amortizing notes, as applicable;

o in the case of a holder of a Unit, agreed, for all purposes, including U.S. federal income tax purposes, to treat:
▪ a Unit as an investment unit composed of two separate instruments, in accordance with its form;
▪ the amortizing notes as indebtedness of ours; and
▪ the allocation of the $50.00 stated amount per Unit between the purchase contract and the amortizing note so that such holder’s initial tax basis in 8 each purchase contract will be $41.37091 and such holder’s initial tax basis in each amortizing note will be $8.62909.

Listing of Securities

We have listed the Units on the NYSE under the symbol “WTRU.” However, listing on the NYSE does not guarantee that a trading market will develop, and the underwriters may discontinue market making at any time in their sole discretion without notice. Accordingly, we cannot assure the holder that a liquid trading market will develop for the Units (or, if developed, that a liquid trading market will be maintained), that the holder will be able to sell Units at a particular time or that the prices the holder receive when the holder sell will be favorable.

We did not initially apply to list the separate purchase contracts or the separate amortizing notes on any securities exchange or automated inter-dealer quotation system. If (i) a sufficient number of Units are separated into separate purchase contracts and separate amortizing notes and traded separately such that applicable listing requirements are met and (ii) a sufficient number of holders of such separate purchase contracts and separate amortizing notes request that we list such separate purchase contracts and separate amortizing notes, we may endeavor to list such separate purchase contracts and separate amortizing notes on an exchange of our choosing (which may or may not be the NYSE) subject to applicable listing requirements.

Title

We, the purchase contract agent and the trustee will treat the registered owner, which at initial issuance was a nominee of DTC, of any Unit or separate purchase contract or separate amortizing note as the absolute owner of the Unit or separate purchase contract or separate amortizing note for the purpose of settling the related purchase contract or making payments on the separate amortizing note and for all other purposes.

Accounting for the Units

We record the issuance of the purchase contract portion of the Units as additional paid-in-capital, net of issuance costs of the purchase contracts, in our financial statements. We also record the amortizing notes portion of the Units as long-term debt and record the issuance costs of the amortizing notes as an adjustment to the carrying amount of the amortizing notes. The amortization of the amortizing notes is calculated using the effective interest method over the life of the amortizing notes. We allocate the proceeds from the issuance of the Units to the purchase contracts and amortizing notes based on the relative fair values of the respective components, determined as of the date of issuance of the Units. We have determined that the allocation of the purchase price of each Unit as between the amortizing note and the purchase contract is $8.62909 for the amortizing note and $41.37091 for the purchase contract, as set forth in the purchase contract agreement.

Based on U.S. GAAP, we do not expect the purchase contract component of the Units to be revalued under fair value accounting principles.

Our earnings per share calculations will reflect the shares issuable upon settlement of the purchase contracts portion of the Units. Our basic earnings per share will include the minimum shares issuable under the purchase contract for each period and our diluted earnings per share will include any incremental shares that would be issuable assuming a settlement of the purchase contract at the end of each accounting period, if dilutive.

Replacement of Unit Certificates

In the event that physical certificates evidencing the Units have been issued, any mutilated Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Unit certificate, an indemnity satisfactory to us and the purchase contract agent may be required at the expense of the holder of the Units before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to replace any Unit certificates on or after the second scheduled trading day immediately preceding April 30, 2022 or the second scheduled trading day immediately preceding any early mandatory settlement date or the second scheduled trading day immediately preceding any acquisition redemption settlement date. In those circumstances, the purchase contract agreement provides that, in lieu of the delivery of a replacement Unit certificate, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver or arrange for delivery of the shares of common stock issuable (and/or, in the case of an acquisition redemption settlement date, make the required cash payment, if any) pursuant to the purchase contracts included in the Units evidenced by the Unit certificate.

Miscellaneous

The purchase contract agreement provides that we will pay all fees and expenses related to the offering of the Units and the enforcement by the purchase contract agent of the rights of the holders of the Units or the separate purchase contracts or separate amortizing notes, other than expenses (including legal fees) of the underwriters.

Should the holder elect to separate or recreate Units, the holder will be responsible for any fees or expenses payable in connection with that separation or recreation, and we will have no liability therefor.

Description of the Purchase Contracts

General

The purchase contracts are issued pursuant to the terms and provisions of the purchase contract agreement. The following summary of the terms of the purchase contracts contains a description of certain terms of the purchase contracts, but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the purchase contract agreement, including the definitions of specified terms in the purchase contract agreement.

Each purchase contract initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding April 30, 2022 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or the second scheduled trading day immediately preceding any “acquisition redemption settlement date,” and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, purchase contracts may be transferred separately from amortizing notes.

As used in this section for the description of the 6.00% Tangible Equity Units, unless the context otherwise requires, references to:

• “close of business” refer to 5:00 p.m., New York City time; and
• “open of business” refer to 9:00 a.m., New York City time.

Delivery of Common Stock

Unless previously redeemed or settled early at the holder’s or our option, for each purchase contract we will deliver to the holder on April 30, 2022 (subject to postponement in certain limited circumstances described below, the “mandatory settlement date”) a number of shares of our common stock. The number of shares of our common stock issuable upon settlement of each purchase contract (the “settlement rate”) will be determined as follows:

• if the “applicable market value” (as defined below) of our common stock is greater than the “threshold appreciation price” (as defined below), then the holder will receive 1.1790 shares of common stock for each purchase contract (the “minimum settlement rate”);

• if the applicable market value of our common stock is less than or equal to the threshold appreciation price but greater than or equal to the “reference price” (as defined below), then the holder will receive a number of shares of common stock for each purchase contract equal to the Unit stated amount of $50.00, divided by the applicable market value; and

• if the applicable market value of our common stock is less than the reference price, then the holder will receive 1.4442 shares of common stock for each purchase contract (the “maximum settlement rate”).

The maximum settlement rate and the minimum settlement rate are each subject to adjustment as described under “—Adjustments to the Fixed Settlement Rates” below. Each of the minimum settlement rate and the maximum settlement rate is referred to as a “fixed settlement rate.”

The reference price is calculated by dividing $50.00 by the then applicable maximum settlement rate and initially is approximately equal to $34.62.

The threshold appreciation price is calculated by dividing $50.00 by the then applicable minimum settlement rate. The threshold appreciation price, which is initially approximately $42.41, represents a premium of approximately 22.5% over the reference price.

“Applicable market value” means the arithmetic average of the VWAP per share of our common stock over the settlement period.

“Settlement period” means the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding April 30, 2022.

“VWAP” per share of our common stock on any trading day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page “WTRG <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open until the scheduled close of trading of the primary trading session on such trading day; or, if such price is not available, the market value per share of our common stock on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. For the avoidance of doubt, “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day on which:

• there is no “market disruption event” (as defined below); and
• trading in our common stock (or other security for which a VWAP must be determined) generally occurs on the relevant stock exchange (as defined below);

provided, that if our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

“Relevant stock exchange” means the NYSE or, if our common stock (or other security for which a VWAP or closing price must be determined) is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading.

“Scheduled trading day” means a day that is scheduled to be a trading day on the relevant stock exchange. If our common stock (or other such security) is not listed or admitted for trading on a relevant stock exchange, “scheduled trading day” means a “business day.”

“Market disruption event” means:

• a failure by the relevant stock exchange to open for trading during its regular trading session; or

• the occurrence or existence on the relevant stock exchange prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock (or such other security) for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock (or such other security) or in any options contracts or futures contracts relating to our common stock (or such other security).

On the mandatory settlement date, our common stock will be issued and delivered to the holder or the holder’s designee, upon:

• surrender of certificates representing the purchase contracts, if such purchase contracts are held in certificated form; and
• payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder.

As long as the purchase contracts are evidenced by one or more global purchase contract certificates deposited with DTC, procedures for settlement will be governed by DTC’s applicable procedures.

If one or more of the 20 consecutive scheduled trading days in the settlement period is not a trading day, the mandatory settlement date will be postponed until the second scheduled trading day immediately following the last trading day of the settlement period.

Prior to the close of business on the last trading day of the settlement period, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon settlement of the purchase contract on the mandatory settlement date will be treated as the holder of record of such shares as of the close of business on the last trading day of the settlement period.

We will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon settlement or redemption of the purchase contracts, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will be obligated to pay that tax.

Early Settlement

Prior to the close of business on the second scheduled trading day immediately preceding April 30, 2022, a holder of Units or a holder of separate purchase contracts, may elect to settle its purchase contracts early, in whole or in part, and receive a number of shares of common stock per purchase contract equal to the “early settlement rate” (and any cash payable for fractional shares). The early settlement rate is equal to the minimum settlement rate in effect on the early settlement date unless the holder elect to settle its purchase contracts early in connection with a fundamental change, in which case the holder will receive upon settlement of its purchase contracts a number of shares of our common stock based on the “fundamental change early settlement rate” as described under “—Early Settlement Upon a Fundamental Change.”

A holder’s right to receive common stock (and any cash payable for fractional shares) upon early settlement of a purchase contract is subject to:

• delivery of a written and signed notice of election (an “early settlement notice”) to the purchase contract agent electing early settlement of such purchase contract;

• if the Unit that includes such purchase contract or such purchase contract is held in certificated form, surrendering the certificates representing the purchase contract, or if held in global form, surrendering in accordance with DTC’s applicable procedures; and

• payment by the holder of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than the holder.

As long as the purchase contracts or the Units are evidenced by one or more global certificates deposited with DTC, procedures for early settlement will be governed by DTC’s applicable procedures.

Upon surrender of the Unit or the separate purchase contract and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of common stock (and any cash payable for fractional shares) due upon early settlement on the second business day following the “early settlement date” (as defined below).

If the holder comply with the requirements for effecting early settlement of its purchase contracts earlier than the close of business on any business day, then that day will be considered the “early settlement date.” If the holder comply with such requirements at or after the close of business on any business day or at any time on a day that is not a business day, then the next succeeding business day will be considered the “early settlement date.” Prior to the close of business on the early settlement date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable upon such early settlement of the purchase contract will be treated as the holder of record of such shares as of the close of business on the relevant early settlement date.

Upon early settlement at the holder’s election of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early and will no longer constitute a part of the Unit.

Early Settlement Upon a Fundamental Change

If a “fundamental change” occurs and the holder elects to settle its purchase contracts early in connection with such fundamental change, the holder will receive per purchase contract a number of shares of our common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) equal to the “fundamental change early settlement rate,” as described below. An early settlement will be deemed for these purposes to be “in connection with” such fundamental change if the holder deliver its early settlement notice to the purchase contract agent, and otherwise satisfy the requirements for effecting early settlement of its purchase contracts, during the period beginning on, and including, the effective date of the fundamental change and ending at the close of business on the 35th business day thereafter (or, if earlier, the second scheduled trading day immediately preceding April 30, 2022) (the “fundamental change early settlement period”). We refer to this right as the “fundamental change early settlement right.”

A holder’s right to common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) upon early settlement in connection with a fundamental change is subject to compliance with the conditions described under “—Early Settlement.”

Upon surrender of the Unit or the separate purchase contract and payment of any applicable transfer or similar taxes due because of any issue of such shares in a name of a person other than the holder, the holder will receive the applicable number of shares of common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) issuable as a result of its exercise of the fundamental change early settlement right on the second business day following the “fundamental change early settlement date” (as defined below).

If the holder complies with the requirements for effecting early settlement of its purchase contracts in connection with a fundamental change prior to the close of business on any business day during the fundamental change early settlement period, then that day will be considered the “fundamental change early settlement date.” If the holder comply with such requirements at or after the close of business on any business day during the fundamental change early settlement period or at any time on a day during the fundamental change early settlement period that is not a business day, then the next succeeding business day will be considered the “fundamental change early settlement date.”

We will provide the purchase contract agent, the trustee and the holders of Units and separate purchase contracts with a notice of a fundamental change within five business days after its effective date and issue a press release announcing such effective date. The notice will also set forth, among other things:

• the applicable fundamental change early settlement rate;
• if not common stock, the kind and amount of cash, securities and other property receivable by the holder upon settlement; and
• the deadline by which each holder’s fundamental change early settlement right must be exercised.

A “fundamental change” will be deemed to have occurred upon the occurrence of any of the following:

• any “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us, any of our subsidiaries and any of our and their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our common stock representing more than 50% of the voting power of our common stock;

• the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person or persons other than one of our wholly owned subsidiaries;

• our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

• our common stock (or other common stock receivable upon settlement of its purchase contracts, if applicable) ceases to be listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clauses (1) or (2) above will not constitute a fundamental change, however, if (a) at least 90% of the consideration received or to be received by our common stockholders (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors), or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and (b) as a result of such transaction or transactions such consideration becomes the consideration receivable upon settlement of its purchase contracts, if applicable, excluding cash payments for fractional shares.

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related fundamental change early settlement period (or, in the case of a transaction that would have been a fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

The “fundamental change early settlement rate” will be determined by us by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the “stock price” in the fundamental change, which will be:

• in the case of a fundamental change described in clause (2) of the definition of “fundamental change” in which all holders of shares of our common stock receive only cash in 16 the fundamental change, the stock price will be the cash amount paid per share of our common stock; and

• in all other cases, the stock price will be the arithmetic average of the VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the fixed settlement rates are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the maximum settlement rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the maximum settlement rate as so adjusted. The fundamental change early settlement rates per purchase contract in the table below will be adjusted in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

The following table sets forth the fundamental change early settlement rate per purchase contract for each stock price and effective date set forth below:

	Stock Price
Effective Date	$ 10.00	$ 17.20	$ 25.00	$ 30.00	$ 34.62	$ 37.50	$ 40.00	$ 42.41	$ 45.00	$ 50.00	$ 60.00	$ 75.00	$ 100.00
April 23, 2019	1.1093	1.2275	1.2513	1.2383	1.2837	1.1947	1.1785	1.1641	1.1508	1.1340	1.1290	1.1382	1.1483
July 30, 2019	1.1358	1.2458	1.2667	1.2520	1.2882	1.2043	1.1865	1.1706	1.1561	1.1380	1.1332	1.1418	1.1510
October 30, 2019	1.1610	1.2630	1.2814	1.2652	1.2928	1.2135	1.1940	1.1766	1.1608	1.1415	1.1371	1.1451	1.1535
January 30, 2020	1.1867	1.2805	1.2964	1.2790	1.2979	1.2229	1.2016	1.1824	1.1652	1.1449	1.1411	1.1485	1.1560
April 30, 2020	1.2130	1.2982	1.3119	1.2933	1.3036	1.2327	1.2091	1.1881	1.1693	1.1481	1.1452	1.1518	1.1585
July 30, 2020	1.2399	1.3161	1.3277	1.3081	1.3096	1.2425	1.2164	1.1932	1.1727	1.1510	1.1493	1.1552	1.1611
October 30, 2020	1.2673	1.3343	1.3439	1.3238	1.3175	1.2527	1.2237	1.1978	1.1755	1.15538	1.1535	1.1586	1.1636
January 30, 2021	1.2953	1.3525	1.3065	1.3403	1.3382	1.2633	1.2306	1.2015	1.1773	1.1566	1.1577	1.1619	1.1662
April 30, 2021	1.3239	1.3710	1.3776	1.3581	1.3591	1.2746	1.2371	1.2041	1.1779	1.1599	1.1619	1.1653	1.1687
July 30, 2021	1.3531	1.3894	1.3951	1.3773	1.3802	1.2867	1.2427	1.2044	1.1769	1.1639	1.1662	1.1687	1.1713
October 30, 2021	1.3829	1.4079	1.4127	1.3987	1.4014	1.3005	1.2466	1.2013	1.1745	1.1687	1.1704	1.1721	1.1739
January 30, 2022	1.4112	1.4262	1.4297	1.4224	1.4227	1.3178	1.2470	1.1925	1.1736	1.1739	1.1747	1.1756	1.1764
April 30, 2022	1.4442	1.4442	1.4442	1.4442	1.44421	1.3333	1.2500	1.1790	1.1790	1.1790	1.1790	1.1790	1.1790

The exact stock price and effective date may not be set forth in the table above, in which case:

• if the applicable stock price is between two stock prices in the table or the applicable effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by straight line interpolation between the fundamental change early settlement rates set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-or 366-day year, as applicable;

• if the applicable stock price is greater than $100.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above), then the fundamental change early settlement rate will be the minimum settlement rate; or

• if the applicable stock price is less than $100.00 per share (subject to adjustment in the same manner and at the same time as the stock prices set forth in the column headings of the table above, the “minimum stock price”), the fundamental change early settlement rate will be determined as if the stock price equaled the minimum stock price, and using straight line interpolation, as described in the first bullet of this paragraph, if the effective date is between two effective dates in the table.

The maximum number of shares of our common stock deliverable under a purchase contract is 1.4442, subject to adjustment in the same manner and at the same time as the fixed settlement rates as set forth under “—Adjustments to the Fixed Settlement Rates.”

Our obligation to settle the purchase contracts at the fundamental change early settlement rate could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

We will deliver the shares of our common stock (and any cash payable for fractional shares) (or, if a reorganization event has occurred, cash, securities or other property, as applicable) payable as a result of its exercise of the fundamental change early settlement right on the second business day following the fundamental change early settlement date.

Prior to the close of business on the fundamental change early settlement date, the shares of common stock or other securities, if applicable, underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock or such other securities by virtue of holding such purchase contract. The person in whose name any shares of our common stock or such other securities shall be deliverable following exercise of a holder’s fundamental change early settlement right will be treated as the holder of record of such shares or such other securities as of the close of business on the fundamental change early settlement date.

Upon early settlement at the holder’s election upon a fundamental change of the purchase contract component of a Unit, the amortizing note underlying such Unit will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, the holder who elected to settle the related purchase contract early upon the fundamental change and will no longer constitute a part of the Unit.

If the holder do not elect to exercise its fundamental change early settlement right, its purchase contracts will remain outstanding and will be subject to normal settlement on any subsequent early settlement date, any subsequent fundamental change early settlement date, any subsequent early mandatory settlement date or the mandatory settlement date or redemption on any subsequent acquisition redemption settlement date, as the case may be.

For the avoidance of doubt, each of the calculation methodologies and adjustments described above also shall apply if the fundamental change repurchase rate is being used as the acquisition redemption rate as described below under “—Acquisition Termination Redemption.”

Early Mandatory Settlement at Our Election

We have the right to settle the purchase contracts on or after January 30, 2020, in whole but not in part, on a date fixed by us as described below at the “early mandatory settlement rate” described below. We refer to this right as our “early mandatory settlement right.”

The “early mandatory settlement rate” will be the maximum settlement rate as of the date (the “notice date”) of the early mandatory settlement notice (as defined below) unless the closing price (as defined below) per share of our common stock for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the notice date in a period of 30 consecutive trading days ending on, and including, the trading day immediately preceding the notice date exceeds 130% of the threshold appreciation price in effect on each such trading day, in which case the “early mandatory settlement rate” will be the minimum settlement rate as of the notice date.

The “closing price” per share of our common stock (or any other security) on any day means:

• the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange;

• if our common stock (or any other security) is not listed for trading on a relevant stock exchange on the relevant date, the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization; and

• if our common stock (or any other security) is not so quoted, the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

In the event we elect to settle the purchase contracts early, holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right to require us to repurchase some or all of their amortizing notes on the repurchase date and at the repurchase price, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our early mandatory settlement right and the holder of any Unit does not require us to repurchase the amortizing note that is a component of such Unit, such amortizing note will remain outstanding and will be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our early mandatory settlement right and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the early mandatory settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

If we elect to exercise our early mandatory settlement right, we will provide the purchase contract agent and the holders of Units, separate purchase contracts and separate amortizing notes with a notice of our election (the “early mandatory settlement notice”) and issue a press release announcing our election. The early mandatory settlement notice will specify, among other things:

• the early mandatory settlement rate;

• the date on which we will deliver shares of our common stock (and any cash payable for fractional shares) following exercise of our early mandatory settlement right (the “early mandatory settlement date”), which will be on or after January 30, 2020 and at least five but not more than 20 business days following the notice date;

• that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be (subject to certain exceptions described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);

• if applicable, the “repurchase price” and “repurchase date” (each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”);
• if applicable, the last date on which holders of amortizing notes may exercise their repurchase right; and
• if applicable, the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.

We will deliver the shares of our common stock (and any cash payable for fractional shares) to the holder on the early mandatory settlement date.

Prior to the close of business on the notice date, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract. The person in whose name any shares of our common stock shall be issuable following exercise of our early mandatory settlement right will be treated as the holder of record of such shares as of the close of business on the notice date.

Acquisition Termination Redemption

If the closing of the Peoples Gas Acquisition has not occurred on or prior to April 22, 2020, or if, prior to such date, the Purchase Agreement is terminated, we may elect to redeem all, but not less than all, of the outstanding purchase contracts on the terms described below (an “acquisition termination redemption”), by delivering notice during the five business day period immediately following the earlier of (x) April 22, 2020 if the closing of the Acquisition has not occurred on or prior to such date and (y) the date on which the Purchase Agreement is terminated (such notice, the “acquisition redemption notice”) to the purchase contract agent, the trustee and all holders of Units, separate purchase contracts or separate amortizing notes and will issue a press release announcing any such election.

In the event of an acquisition termination redemption, the holder will have the right to require us to repurchase its amortizing notes (whether as components of Units or separate amortizing notes) on the repurchase date and at the repurchase price, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder.” If we exercise our right to cause an acquisition termination redemption and the holder of any Unit or separate amortizing note does not require us to repurchase such amortizing note, such amortizing note will remain outstanding and be beneficially owned by or registered in the name of, as the case may be, such holder. If we exercise our right to cause an acquisition termination redemption and the holder of any Unit requires us to repurchase the amortizing note that is a component of such Unit but the related repurchase date falls after the acquisition termination settlement date, such amortizing note will remain outstanding (pending such repurchase date) and will be beneficially owned by or registered in the name of, as the case may be, such holder.

As further described below, redemptions of purchase contracts pursuant to an acquisition termination redemption will be settled in cash if the relevant acquisition termination stock price is equal to or less than the reference price. If the relevant acquisition termination stock price is greater than the reference price, redemptions of purchase contracts pursuant to an acquisition termination redemption will be settled in shares of our common stock, with the amount of such common stock to be determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change”; provided that, in such case, we may elect to pay cash in lieu of delivering any or all of such number of shares of our common stock, all as further described below.

The acquisition redemption notice will specify, among other things:

• the “acquisition termination stock price” (as defined below);
• the “scheduled acquisition redemption settlement date” (as defined below);
• if the “redemption amount” (as defined below) is determined pursuant to the first bullet point in the definition thereof, the redemption amount;

• if the redemption amount is determined pursuant to the second bullet point in the definition thereof, the acquisition redemption rate, and, if applicable, the number of shares of our common stock that would otherwise be included in the applicable redemption amount that will be replaced with cash;

• that holders of Units and separate amortizing notes will have the right to require us to repurchase their amortizing notes that are a component of the Units or their separate amortizing notes, as the case may be, as described under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;

• if applicable, the “repurchase price” and “repurchase date,” each as defined below under “Description of the Amortizing Notes—Repurchase of Amortizing Notes at the Option of the Holder”;
• if applicable, the last date on which holders of amortizing notes may exercise their repurchase right; and
• if applicable, the procedures that holders of amortizing notes must follow to require us to repurchase their amortizing notes.

If we do not specify a number of shares of common stock that will be replaced with cash in the acquisition redemption notice, we will be deemed to have elected to settle the redemption amount solely in shares of common stock.

In the event of an acquisition termination redemption, we will deliver the applicable redemption amount on the acquisition redemption settlement date. “Redemption amount” per purchase contract means:

• if the acquisition termination stock price is equal to or less than the reference price, an amount of cash equal to (x) $50.00 less (y) the applicable repurchase price for the amortizing notes; or

• if the acquisition termination stock price is greater than the reference price, a number of shares of our common stock (the “acquisition redemption rate”) equal to the number of shares of our common stock determined by reference to the table set forth above in “—Early Settlement Upon a Fundamental Change” (with references to “stock price” deemed to refer to the “acquisition termination stock price,” references to “fundamental change early settlement rate” deemed to refer to the “acquisition redemption rate,” and references to “effective date” deemed to refer to the date of the related acquisition redemption notice); provided that we may elect to pay cash in lieu of delivering any or all of the shares of our common stock in an amount equal to such number of shares multiplied by the redemption market value; provided further that, if we so elect to pay cash, we will specify in the acquisition redemption notice the number of shares of our common stock that will be replaced with cash.

“Acquisition termination stock price” means the arithmetic average of the VWAPs of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the date we provide the acquisition redemption notice.

“Redemption market value” means the arithmetic average of the VWAPs of our common stock for the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately preceding the scheduled acquisition redemption settlement date.

“Acquisition redemption settlement date” means:

• if (x) the acquisition termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that would otherwise be included in the redemption amount, the second business day following the last trading day of the 20 consecutive trading day period used to determine the redemption market value; or

• otherwise, the scheduled acquisition redemption settlement date specified in the acquisition redemption notice.

“Scheduled acquisition redemption settlement date” means:

• if (x) the acquisition termination stock price is greater than the reference price and (y) we elect to pay cash in lieu of delivering any or all of the shares of our common stock that 22 would otherwise be included in the redemption amount, a date that is at least 30 and no more than 60 calendar days after the date of the acquisition redemption notice; or
• otherwise, a date that is at least 5 and no more than 30 calendar days after the date of the acquisition redemption notice.
• The person in whose name any shares of our common stock shall be issuable will be treated as the holder of record of such shares as of the close of business on:
• the date of the acquisition redemption notice, if we have elected (or are deemed to have elected) to settle the redemption amount solely in shares of our common stock, or

• the last trading day in the 20 consecutive trading day period used to determine the redemption market value, if the acquisition termination stock price is greater than the reference price and we have elected to pay cash in lieu of delivering any of the shares of our common stock that would otherwise be included in the redemption amount.

Prior to such time, the shares of common stock underlying each purchase contract will not be outstanding, and the holder of such purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract, but, for the avoidance of doubt, the anti-dilution adjustments provided herein under “—Adjustments to the Fixed Settlement Rates” below will continue to apply to the purchase contracts prior to such time.

Adjustments to the Fixed Settlement Rates

The fixed settlement rates will be adjusted as described below, except that we will not make any adjustments to the fixed settlement rates if holders of the purchase contracts participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the purchase contracts, in any of the transactions described below without having to settle their purchase contracts as if they held a number of shares of our common stock equal to the maximum settlement rate, multiplied by the number of purchase contracts held by such holders.

(a) If we issue common stock to all or substantially all of the holders of our common stock as a dividend or other distribution, or if we effect a share split or share combination, then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	OS1
OS0

where,

SR0  =the fixed settlement rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date (as defined below) for such share split or share combination, as the case may be;

SR1  =the fixed settlement rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;

OS0  =the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (in either case, prior to giving effect to such event); and

OS1  =the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination.

Any adjustment made pursuant to this clause (a) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or share combination, as the case may be. If any dividend or distribution described in this clause (a) is declared but not so paid or made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (a), the number of shares of common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution or the open of business on the effective date for such share subdivision or share combination, as applicable, will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any such dividend or make any such distribution on shares of common stock held in treasury.

“Record date” means, when used with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a committee thereof, or by statute, contract or otherwise).

“Effective date” means the first date on which the shares of our common stock trade on the relevant stock exchange, regular way, reflecting the relevant share split or share combination, as applicable.

(b) If we issue to all or substantially all holders of our common stock rights, options or warrants (other than rights issued pursuant to a stockholder rights plan) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights, options or warrants, to subscribe for or purchase our shares of common stock at a price per share less than the average of the closing prices (as defined under “—Early Mandatory Settlement at Our Election) per share of our common stock for the 10 consecutive trading day (as defined below) period ending on, and including, the trading day immediately preceding the date of announcement for such distribution per share of our common stock, then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(OS0 + X)
(OS0 + Y)

where,

SR0 = the fixed settlement rate in effect immediately prior to the close of business on the record date for such issuance;

SR1 = the fixed settlement rate in effect immediately after the close of business on such record date;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the total number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution.

Any adjustment made pursuant to this clause (b) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such issuance. In the event that such rights, options or warrants described in this clause (b) are not so issued, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to issue such rights, options or warrants, to such fixed settlement rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, each fixed settlement rate will be readjusted, effective as of the date of such expiration or the date it is determined such shares will not be delivered, as the case may be, to such fixed settlement rate that would then be in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered.

In determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement for such distribution, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors, or a committee thereof.

For the purposes of this clause (b), the number of shares of common stock at the time outstanding will not include shares held in treasury but will include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights, options or warrants in respect of shares of common stock held in treasury.

(c) (1)   If we distribute to all or substantially all holders of our common stock shares of our capital stock (other than our common stock), evidences of our indebtedness, assets or rights, options or warrants to acquire our capital stock, indebtedness or assets, excluding:

• any dividend or distribution (including share splits or share combinations) as to which an adjustment was effected pursuant to clause (a) above;
• any rights, options or warrants as to which an adjustment was effected pursuant to clause (b) above;
• except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;
• any dividend or distribution described in clause (d) below;
• distributions of exchange property in a transaction described in “—Recapitalizations, Reclassifications and Changes of Our Common Stock;” and
• any spin-off (as defined below) to which the provisions set forth below in clause (c)(2) shall apply;

then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	SP0
(SP0 – FMV)

where,

SR0  =the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1  =the fixed settlement rate in effect immediately after the close of business on such record date;

SP0  =the average of the closing prices per share of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution; and

FMV =  the fair market value (as determined by our board of directors or a committee thereof) on the ex-date for such dividend or distribution, of the shares of our capital stock, evidences of our indebtedness, assets or rights, options or warrants so distributed, expressed as an amount per share of common stock.

Notwithstanding the foregoing, if FMV (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0 and FMV is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of our common stock, the kind and amount of our capital stock, evidences of our indebtedness, assets or rights, options or warrants that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate in effect on the record date for the dividend or distribution.

Any adjustment made pursuant to this clause (c)(1) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that such dividend or distribution is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to make such dividend or distribution, to such fixed settlement rate that would then be in effect if such dividend or distribution had not been declared. We will not make any such distribution on shares of common stock held in treasury.

“Ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock (or other applicable security) trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question from us or, if applicable, from the seller of our common stock (or other applicable security) on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

(c)(2)   In the event that we make a dividend or distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to, a subsidiary or other business unit of ours that, upon issuance, will be traded on a U.S. national securities exchange (herein referred to as a “spin-off”), each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(FMV0 + MP0)
MP0

where,

SR0  =the fixed settlement rate in effect immediately prior to the open of business on the ex-date for the spin-off;

SR1  =the fixed settlement rate in effect immediately after the open of business on the ex-date for the spin-off;

FMV0 = the average of the closing prices (as defined above, as if references to “common stock” therein were references to such capital stock or similar equity interest distributed to the holders of our common stock) per share of the capital stock or similar equity interests so distributed applicable to one share of our common stock for the 10 consecutive trading day period commencing on, and including, the ex-date date for the spin-off (the “valuation period”); and

MP0 = the average of the closing prices per share of our common stock for the valuation period.

Any adjustment made pursuant to this clause (c)(2) will become effective immediately after the close of business on the last trading day of the valuation period but will be given effect as of immediately after the open of business on the ex-date of the spin-off. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period until the second business day after the last date for determining the number of shares of our common stock issuable to such holder with respect to such settlement occurs. In the event that such dividend or distribution described in this clause (c)(2) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate that would then be in effect if such distribution had not been declared. We will not make any such dividend or distribution on shares of common stock held in treasury.

(d)      If we make a dividend or distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

• any regular quarterly dividend that does not exceed $0.219 per share of common stock (the “dividend threshold amount”);
• any cash that is distributed in, and will constitute exchange property as a result of, a reorganization event (as defined below) in exchange for shares of our common stock; and
• any dividend or distribution in connection with our liquidation, dissolution or winding up);

then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(SP0 – T)
(SP0 – C)

where,

SR0  =the fixed settlement rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

SR1  =the fixed settlement rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0  =the average of the closing prices per share of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-date for such dividend or distribution;

T =the dividend threshold amount; provided that if the dividend or distribution is not a regular quarterly cash dividend, the dividend threshold amount will be deemed to be zero; and

C =the amount in cash per share we distribute to holders of our common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the fixed settlement rates are adjusted (by multiplying the dividend threshold amount by a fraction, the numerator of which will be the minimum settlement rate in effect immediately prior to the adjustment and the denominator of which will be the minimum settlement rate as adjusted), but no adjustment will be made to the dividend threshold amount for any adjustment made to the fixed settlement rates pursuant to this clause (d).

If C (as defined above) is equal to or greater than SP0 (as defined above) or if the difference between SP0  and C is less than $1.00, in lieu of the foregoing adjustment, provision shall be made for each holder of a Unit or separate purchase contract to receive, for each Unit or separate purchase contract, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the maximum settlement rate on the record date for such cash dividend or distribution.

Any adjustment made pursuant to this clause (d) will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that any dividend or distribution described in this clause (d) is not so made, each fixed settlement rate will be readjusted, effective as of the date our board of directors (or a committee thereof) publicly announces its decision not to pay such dividend or distribution, to such fixed settlement rate which would then be in effect if such dividend or distribution had not been declared. We will not make any such dividend or distribution on shares of common stock held in treasury.

(e)     If we or any of our subsidiaries successfully complete a tender or exchange offer for our common stock where the cash and the value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the average of the closing prices per share of our common stock for the 10 consecutive trading day period (the “averaging period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), then each fixed settlement rate will be adjusted based on the following formula:

SR1 =	SR0 x	(AC + (SP x OS1))
(SP x OS0)

where,

SR0  =the fixed settlement rate in effect immediately prior to the close of business on the expiration date;

SR1  =the fixed settlement rate in effect immediately after the close of business on the expiration date;

AC =the aggregate value of all cash and the fair market value (as determined by our board of directors, or a committee thereof) on the expiration date of any other consideration paid or payable for shares of common stock acquired pursuant to such tender offer or exchange offer;

OS1  =the number of shares of our common stock outstanding immediately after the expiration date, after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer;

OS0  =the number of shares of our common stock outstanding immediately prior to the expiration date, prior to giving effect to the purchase of any shares accepted for purchase or exchange in such tender or exchange offer; and

SP =the average of the closing prices per share of our common stock over the averaging period.

Any adjustment made pursuant to this clause (e) will become effective immediately after the close of business on the expiration date. Because we will make the adjustment to each fixed settlement rate with retroactive effect, we will delay any settlement of a Unit or separate purchase contract where any date for determining the number of shares of our common stock issuable to a holder occurs during the averaging period until the second business day after the last date for determining the number of shares of our common stock issuable to such holder with respect to such settlement occurs. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed settlement rate will be readjusted to be such fixed settlement rate that would then be in effect if such tender or exchange offer had not been made.

To the extent that we have a rights plan in effect with respect to our common stock on any date for determining the number of shares of our common stock issuable to a holder, the holder will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such determination date, the rights have separated from our common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (c)(1) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For purposes of this “—Adjustments to the Fixed Settlement Rates” section, “trading day” means a day on which:

• trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the relevant stock exchange, or, if our common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which our common stock (or such other security) is then listed or admitted for trading; and

• a closing price per share for our common stock (or closing sale price for such other security) is available on such securities exchange or market.

If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

In addition, subject to applicable law and the applicable listing standards of the NYSE (or any other securities exchange where our common stock is listed) and in accordance with the provisions of the purchase contract agreement, we may make such increases in each fixed settlement rate as we determine to be in our best interests or we deem advisable. We may also (but are not required to) increase each fixed settlement rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights, options or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

The holder might be treated as receiving a constructive distribution from us if (i) the fixed settlement rates are adjusted and as a result of such adjustment its proportionate interest in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the fixed settlement rates would not be considered made pursuant to such a formula if the adjustment were made to compensate the holder for taxable distributions with respect to our common stock (for example, if we increase the cash dividend on our common stock). Certain of the possible settlement rate adjustments (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. Thus, under certain circumstances, an increase in the fixed settlement rates might give rise to a constructive distribution to the holder even though the holder would not receive any cash related thereto. In addition, in certain situations, the holder might be treated as receiving a constructive distribution if we fail to adjust the fixed settlement rates. Any constructive distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules described in the prospectus supplement under which we offered the Units.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent. If any adjustment is not required to be made because it would not change the fixed settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that, on any date for determining the number of shares of our common stock issuable to a holder (including any date for determining the amount of cash payable in connection with an acquisition termination redemption), adjustments to the fixed settlement rates will be made with respect to any such adjustment carried forward and which has not been taken into account before such determination date.

The fixed settlement rates will only be adjusted as set forth above and will not be adjusted:

• upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

• upon the issuance of any common stock or rights, options or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

• upon the repurchase of any shares of our common stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or 31 derivative transactions, that is not a tender offer or exchange offer of the nature described in clause (e) above;

• for the sale or issuance of shares of our common stock, or securities convertible into or exercisable for shares of our common stock, for cash, including at a price per share less than the fair market value thereof or otherwise or in an acquisition, except as described in one of clauses (a) through (e) above;

• for a third-party tender offer;
• upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Units were first issued;
• solely for a change in, or elimination of, the par value of our common stock; or
• for accrued and unpaid interest, if any.

Whenever the fixed settlement rates are adjusted, we will deliver to the purchase contract agent a certificate setting forth in reasonable detail the method by which the adjustment to each fixed settlement rate was determined and setting forth each adjusted fixed settlement rate. In addition, we will, within five business days of any event requiring such adjustment, provide or cause to be provided written notice of the adjustment to the holders of the Units and separate purchase contracts and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

We will adjust the fundamental change early settlement rates and acquisition redemption rates at the time we adjust the fixed settlement rates. For the avoidance of doubt, if we make an adjustment to the fixed settlement rates, it will result in a corresponding adjustment to the early settlement rate and the early mandatory settlement rate. For the further avoidance of doubt, if we make an adjustment to the fixed settlement rates, no separate inversely proportionate adjustment will be made either to (i) the threshold appreciation price because it is equal to $50.00 divided by the minimum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001) or (ii) the reference price because it is equal to $50.00 divided by the maximum settlement rate as adjusted in the manner described herein (rounded to the nearest $0.0001).

Whenever the terms of the purchase contracts require us to calculate closing prices, VWAPs or any other prices or amounts over a span of multiple days (including, without limitation, the applicable market value, the redemption market value, the “stock price” or the “acquisition termination stock price”), we will make appropriate adjustments, if any, to each to account for any adjustment to the fixed settlement rates if the related record date, ex-date, effective date or expiration date occurs during the period in which the closing prices, the VWAPs or such other prices or amounts are to be calculated.

Recapitalizations, Reclassifications and Changes of our Common Stock

In the event of:

• any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing or surviving corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

• any direct or indirect sale, lease, assignment, transfer or conveyance of all or substantially all of our consolidated property or assets;
• any reclassification of our common stock into securities, including securities other than our common stock (other than changes in par value or resulting from a subdivision or combination); or
• any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case, as a result of which our common stock would be converted into, or exchanged for, securities, cash or other property (each, a “reorganization event”), each purchase contract outstanding immediately prior to such reorganization event will, without the consent of the holders of the purchase contracts, become a contract to purchase the kind of securities, cash and/or other property that a holder of common stock would have been entitled to receive in connection with such reorganization event (such securities, cash and other property, the “exchange property” with each unit of exchange property being the kind and amount of exchange property that a holder of one share of our common stock would have received in such reorganization event) and, prior to or at the effective time of such reorganization event, we or the successor or purchasing person, as the case may be, shall execute with the purchase contract agent and the trustee a supplemental agreement pursuant to the purchase contract agreement and the purchase contracts to provide for such change in the right to settle the purchase contracts.

For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock.

The number of units of exchange property we will deliver for each purchase contract settled or redeemed (if we elect not to deliver solely cash in respect of such redemption) following the effective date of such reorganization event will be equal to the number of shares of our common stock we would otherwise be required to deliver as determined by the fixed settlement rates then in effect on the applicable settlement date, or such other settlement rates or redemption rates as provided herein (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the close of business such purchase contracts are actually settled). Each fixed settlement rate will be determined using the applicable market value of a unit of exchange property, and such value will be determined, on any date of determination, with respect to:

• in the case of any publicly traded securities that comprise all or part of the exchange property, based on the VWAP of such securities on such date;
• in the case of any cash that comprises all or part of the exchange property, based on the amount of such cash; and

• in the case of any other property that comprises all or part of the exchange property, based on the value of such property on such date, as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

In addition, if the exchange property in respect of any reorganization event includes, in whole or in part, securities of another entity, we shall amend the terms of the purchase contract agreement and the purchase contracts, without the consent of holders thereof, to: (x) provide for anti-dilution and other adjustments that shall be as nearly equivalent as practicable, as determined by the officer executing such amendment, to the adjustments described above under the heading “—Adjustments to the Fixed Settlement Rates”; and (y) otherwise modify the terms of the purchase contract agreement and the purchase contracts to reflect the substitution of the applicable exchange property for our common stock (or other exchange property then underlying the purchase contracts). In establishing such anti-dilution and other adjustments referenced in the immediately preceding sentence, such officer shall act in a commercially reasonable manner and in good faith.

In connection with any adjustment to the fixed settlement rates described above, we will also adjust the dividend threshold amount based on the number of shares of common stock comprising the exchange property and (if applicable) the value of any non-stock consideration comprising the exchange property. If the exchange property is comprised solely of non-stock consideration, the dividend threshold amount will be zero.

Fractional Shares

No fractional shares of our common stock will be issued to holders upon settlement or redemption of the purchase contracts. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of our common stock, calculated on an aggregate basis in respect of the purchase contracts being settled or redeemed (provided that, so long as the Units are in global form, we may elect to aggregate Units for purposes of these calculations on any basis permitted by the applicable procedures of DTC), multiplied by the VWAP of our common stock on the trading day immediately preceding the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or acquisition redemption settlement date, as the case may be.

Legal Holidays

In any case where the mandatory settlement date, early settlement date, fundamental change early settlement date, early mandatory settlement date or acquisition redemption settlement date,

as the case may be, shall not be a business day, notwithstanding any term to the contrary in the purchase contract agreement or purchase contract, the settlement or redemption of the purchase contracts shall not be effected on such date, but instead shall be effected on the next succeeding business day with the same force and effect as if made on such settlement date, and no interest or other amounts shall accrue or be payable by us or to any holder in respect of such delay.

Consequences of Bankruptcy

Pursuant to the terms of the purchase contract agreement, the mandatory settlement date for each purchase contract, whether held separately or as part of a Unit, will automatically accelerate upon the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to us. Pursuant to the terms of the purchase contract agreement, upon acceleration, holders will be entitled under the terms of the purchase contracts to receive a number of shares of our common stock per purchase contract equal to the maximum settlement rate in effect immediately prior to such acceleration (regardless of the market value of our common stock at that time). If for any reason the accelerated purchase contracts are not settled by the delivery of our common stock (for example, a bankruptcy court may prevent us from delivering our common stock in settlement of the accelerated purchase contracts), a holder may have a damage claim against us for the value of the common stock that we would have otherwise been required to deliver upon settlement of the purchase contracts. We expect that any such damage claim that holders have against us following such acceleration would rank equally with the claims of holders of our common stock in the relevant bankruptcy proceeding. As such, to the extent we fail to deliver common stock to the holder upon such an acceleration, the holder will only be able to recover damages to the extent holders of our common stock receive any recovery.

Modification

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee to modify the purchase contract agreement or the purchase contracts without the consent of the holders of purchase contracts (whether held separately or as a component of Units) for any of the following purposes:

• to evidence the succession of another person to us, and the assumption by any such successor of the covenants and obligations of ours in the purchase contract agreement and the units and separate purchase contracts, if any;

• to add to the covenants for the benefit of holders of purchase contracts or to surrender any of our rights or powers under the agreement;
• to evidence and provide for the acceptance of appointment of a successor purchase contract agent;

• upon the occurrence of a reorganization event, solely: (i) to provide that each purchase contract will become a contract to purchase exchange property; and (ii) to effect the related changes to the terms of the purchase contracts, in each case, as required by the applicable provisions of the purchase contract agreement;

• to conform the provisions of the purchase contract agreement to the “Description of the Purchase Contracts” and “Description of the Units” sections in the prospectus supplement under which the Units were offered, as supplemented by the related pricing term sheet;

• to cure any ambiguity or manifest error, to correct or supplement any provisions that may be inconsistent; and
• to make any other provisions with respect to such matters or questions, so long as such action does not adversely affect the interest of the holders.

The purchase contract agreement will contain provisions permitting us, the purchase contract agent and the trustee, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts or the purchase contract agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

• reduce the number of shares of common stock deliverable upon settlement of the purchase contract (except to the extent expressly provided in the anti-dilution adjustments);
• change the mandatory settlement date, or adversely modify the right to settle purchase contracts early or the fundamental change early settlement right;
• reduce the redemption amount or adversely modify the right of any holder to receive such amount if we elect to redeem the purchase contract in connection with an acquisition termination redemption;
• impair the right to institute suit for the enforcement of the purchase contracts; or

• reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

In executing any supplement, modification or amendment to the purchase contract agreement, the purchase contract agent and trustee shall be provided an officer’s certificate and an opinion of counsel stating that the execution of such supplemental agreement is authorized or permitted by the purchase contract agreement, and that any and all conditions precedent to the execution and delivery of such supplemental agreement have been satisfied.

Consolidation, Merger, Conveyance, Transfer or Lease

The purchase contract agreement provides that Essential Utilities will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

• (i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by a supplement to the purchase contract agreement, all our obligations under the purchase contract agreement; and

• immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the purchase contract agreement or the purchase contracts, has or will have occurred and be continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Reservation of Common Stock

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon settlement or redemption of the purchase contracts, the number of shares of common stock that would be issuable upon the settlement of all purchase contracts then outstanding, assuming settlement at the maximum settlement rate.

Governing Law

The purchase contract agreement, the Units, the purchase contracts and any claim, controversy or dispute arising under or related to the purchase contract agreement, the Units or the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Waiver of Jury Trial

The purchase contract agreement provides that we, the purchase contract agent and the trustee will waive its respective rights to trial by jury in any action or proceeding arising out of or related to the purchase contracts, the purchase contract agreement or the transactions contemplated thereby, to the maximum extent permitted by law.

Information Concerning the Purchase Contract Agent

U.S. Bank N.A. is the purchase contract agent. The purchase contract agent acts as the agent for the holders of Units and separate purchase contracts from time to time but has no fiduciary relationship to the holder of the Units or any other party. The purchase contract agreement does not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the purchase contracts or the purchase contract agreement.

The purchase contract agreement contains provisions limiting the liability of the purchase contract agent. The purchase contract agreement contains provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor purchase contract agent.

We maintain banking relationships in the ordinary course of business with the purchase contract agent and its affiliates.

Calculations in Respect of Purchase Contracts

We will be responsible for making all calculations called for under the Units and any separate purchase contracts. The purchase contract agent will have no obligation to make, review or verify any such calculations. All such calculations made by us will be made in good faith and, absent manifest error, will be final and binding on the purchase contract agent and the holders of the Units and any separate purchase contracts. We will provide a schedule of such calculations to the purchase contract agent and the purchase contract agent will be entitled to conclusively rely upon the accuracy of such calculations without independent verification.

Description of the Amortizing Notes

The amortizing notes were issued by us pursuant to an indenture, as amended, between us, as issuer, and U.S. Bank N.A., as trustee, and a related supplemental indenture, each dated the date of first issuance of the Units (collectively referred to herein as the “indenture”).

The following summary of the terms of the amortizing notes contains a description of certain terms of the amortizing notes but is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture, including the definitions in the indenture of certain terms.

General

The amortizing notes were issued as a separate series of senior debt securities under the indenture. The amortizing notes were issued by us in an aggregate initial principal amount of $119,081,442.  The final installment payment date will be April 30, 2022. We may not redeem the amortizing notes, and no sinking fund is provided for the amortizing notes.

Each amortizing note initially formed a part of a Unit. Each Unit may be separated by a holder into its constituent purchase contract and amortizing note on any business day during the period beginning on, and including, the business day immediately following the date of initial issuance of the Units to, but excluding, the second scheduled trading day immediately preceding April 30, 2022 or, if earlier, the second scheduled trading day immediately preceding any “early mandatory settlement date” or the second scheduled trading day immediately preceding any “acquisition redemption settlement date” and also excluding the business day immediately preceding any installment payment date (provided, the right to separate the Units shall resume after such business day). Following such separation, amortizing notes may be transferred separately from purchase contracts.

Amortizing notes were only issued in certificated form in exchange for a global security under the circumstances described under “Book-Entry Procedures and Settlement.” In the event that amortizing notes are issued in certificated form, such amortizing notes may be transferred or exchanged at the offices described below.

Payments on amortizing notes issued as a global security will be made to DTC, or a successor depositary. In the event amortizing notes are issued in certificated form, installment payments will be made, at the corporate trust office of the trustee. Installment payments on certificated amortizing notes may be made at our option by check mailed to the address of the persons entitled thereto. See “Book-Entry Procedures and Settlement.”

The amortizing notes will not be guaranteed by any of our subsidiaries.

There are no covenants or provisions in the indenture that would afford the holders of the amortizing notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders, except to the extent set forth under “—Consolidation, Merger, Conveyance, Transfer or Lease.”

The indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more series.

Ranking

The amortizing notes are our general unsecured senior obligations and rank equally in right of payment with all of our other existing and future unsecured senior indebtedness and guarantees and are structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including, upon consummation of the Peoples Gas Acquisition, indebtedness and other liabilities of LDC and its subsidiaries that we assume in connection with the Peoples Gas Acquisition. The amortizing notes will rank senior to all of our existing and future indebtedness, if any, that is subordinated to the amortizing notes. The amortizing notes will be effectively subordinated to any of our secured indebtedness to the extent of the collateral securing that indebtedness.

The amortizing notes are our obligations exclusively, and are not the obligations of any of our subsidiaries. We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the amortizing notes. Many of our subsidiaries are limited in their ability to pay dividends or make loans or distributions to us, including, without limitation, as a result of legislation, regulation, court order, contractual restrictions and other restrictions or in times of financial distress. Likewise, certain of the Peoples Gas companies and its subsidiaries face similar restrictions that, if the Peoples Gas Acquisition is consummated, will limit their ability to pay dividends or make loans or distributions to us. As a result, we may not be able to cause such subsidiaries and other entities to distribute funds or provide loans sufficient to enable us to meet our debt and other obligations, including obligations under the amortizing notes.

Installment Payments

Each amortizing note has an initial principal amount of $8.62909. On each January 30, April 30, July 30 and October 30, commencing on July 30, 2019 (each, an “installment payment date”), we will pay, in cash, equal quarterly installments of $0.75000 on each amortizing note (except for the July 30, 2019 installment payment, which will be $0.80833 per amortizing note). Each installment payment will constitute a payment of interest (at a rate of 3.00% per annum) and a partial repayment of principal on the amortizing note, allocated as set forth on the amortization schedule set forth under “—Amortization Schedule.”

Installments will be paid to the person in whose name an amortizing note is registered as of 5:00 p.m., New York City time, on January 15, April 15, July 15 and October 15, as applicable.

Each installment payment for any period will be computed on the basis of a 360-day year of twelve 30-day months. The installment payable for any period shorter or longer than a full installment payment period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which an installment is payable is not a business day, then payment of the installment on such date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay.

Amortization Schedule

The total installments of principal of and interest on the amortizing notes for each installment payment date are set forth below:

Installment Payment Date	Amount of Principal	Amount of Interest
July 30, 2019	$0.73858	$0.06975
October 30, 2019	$0.69082	$0.05918
January 30, 2020	$0.69600	$0.05400
April 30, 2020	$0.70122	$0.04878
July 30, 2020	$0.70648	$0.04352
October 30, 2020	$0.71178	$0.03822
January 30, 2021	$0.71712	$0.03288
April 30, 2021	$0.72250	$0.02750
July 30, 2021	$0.72792	$0.02208
October 30, 2021	$0.73337	$0.01663
January 30, 2022	$0.73888	$0.01112
April 30, 2022	$0.74442	$0.00558

Repurchase of Amortizing Notes at the Option of the Holder

If we elect to exercise our early mandatory settlement right with respect to, or cause an acquisition termination redemption of, the purchase contracts, then holders of the amortizing notes (whether as components of Units or separate amortizing notes) will have the right (the “repurchase right”) to require us to repurchase some or all of their amortizing notes for cash at the repurchase price per amortizing note to be repurchased on the repurchase date, as described below. Holders may not require us to repurchase a portion of an amortizing note. Holders will not have the right to require us to repurchase any or all of such holder’s amortizing notes in connection with any early settlement of such holder’s purchase contracts at the holder’s option, as described above under “Description of the Purchase Contracts—Early Settlement” and “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change.”

The “repurchase date” will be a date specified by us in the early mandatory settlement notice, or acquisition redemption notice, as the case may be, which will be at least 20 but not more than 35 business days following the date of our early mandatory settlement notice as described under “Description of the Purchase Contracts—Early Mandatory Settlement at Our Election” or the date of the acquisition redemption notice as described under “Description of the Purchase Contracts—Acquisition Termination Redemption,” as the case may be (and which may or may not fall on the early mandatory settlement date or acquisition redemption settlement date, as the case may be).

The “repurchase price” per amortizing note to be repurchased will be equal to the principal amount of such amortizing note as of the repurchase date, plus accrued and unpaid interest on such principal amount from, and including, the immediately preceding installment payment date to, but not including, the repurchase date, calculated at an annual rate of 3.00%; provided that, if the repurchase date falls after a regular record date for any installment payment and on or prior to the immediately succeeding installment payment date, the installment payment payable on such installment payment date will be paid on such installment payment date to the holder as of such regular record date and will not be included in the repurchase price per amortizing note.

To exercise its repurchase right, the holder must deliver, on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, the amortizing notes to be repurchased (or the Units, if the early mandatory settlement date or acquisition redemption settlement date, as the case may be, occurs on or after the repurchase date and the holder have not separated its Units into their constituent components), together with a duly completed written repurchase notice in the form entitled “Form of Repurchase Notice” on the reverse side of the amortizing notes (a “repurchase notice”), in each case, in accordance with appropriate DTC procedures, unless the holder hold certificated amortizing notes (or Units), in which case the holder must deliver the amortizing notes to be repurchased (or Units), duly endorsed for transfer, together with a repurchase notice, to the paying agent. The repurchase notice must state:

• if certificated amortizing notes (or Units) have been issued, the certificate numbers of the amortizing notes (or Units), or if not certificated, the repurchase notice must comply with appropriate DTC procedures;

• the number of amortizing notes to be repurchased; and
• that the amortizing notes are to be repurchased by us pursuant to the applicable provisions of the amortizing notes and the indenture.

The holder may withdraw any repurchase notice (in whole or in part) by a written, irrevocable notice of withdrawal delivered (in the case of an amortizing note in global form, in accordance with the appropriate DTC procedures) on or before 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

• if certificated amortizing notes (or Units) have been issued, the certificate numbers of the withdrawn amortizing notes (or Units), or if not certificated, the notice must comply with appropriate DTC procedures;

• the number of the withdrawn amortizing notes; and
• the number of amortizing notes, if any, that remain subject to the repurchase notice.

We will be required to repurchase the amortizing notes on the repurchase date. The holder will receive payment of the repurchase price on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the amortizing notes. If the trustee holds money sufficient to pay the repurchase price of the amortizing notes to be purchased on the repurchase date, then:

• such amortizing notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the amortizing notes is made or whether or not the amortizing notes are delivered to the trustee); and

• all other rights of the holder will terminate (other than the right to receive the repurchase price and, if the repurchase date falls between a regular record date and the corresponding installment payment date, the related installment payment).

Upon repurchase of the amortizing note component of a Unit prior to the related acquisition redemption settlement date, if applicable, the purchase contract component of such Unit will remain outstanding (pending such acquisition redemption settlement date) and beneficially owned by or registered in the name of, as the case may be, the holder who elected repurchase of the related amortizing note and will no longer constitute a part of the Unit.

In connection with any repurchase offer pursuant to an early mandatory settlement notice or acquisition redemption notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.

No amortizing notes may be repurchased at the option of holders if the principal amount thereof has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date (except in the case of an acceleration resulting from a default by us of the payment of the repurchase price with respect to such amortizing notes).

Events of Default

Each of the following will be an “event of default” under the indenture with respect to the amortizing notes:

• default in the payment of any installment payment on any amortizing notes as and when the same shall become due and payable and continuance of such failure for a period of 30 days;
• default in the payment of the repurchase price of any amortizing notes when the same shall become due and payable;

• our failure to give notice of a fundamental change as described under “Description of the Purchase Contracts—Early Settlement Upon a Fundamental Change” when due and continuance of such failure for a period of five business days;

• our failure to perform for 90 days after notice any other covenant in the amortizing notes or the indenture; and
• certain events of bankruptcy or insolvency of Essential Utilities, whether voluntary or not.

Discharge and Defeasance of Indenture

After we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for United States federal income tax purposes, then:

•	we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge; or
•

we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance.

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

The foregoing defeasance provisions are applicable to the amortizing notes; provided that (i) the coin or currency unit to be deposited with the trustee under such provisions shall be U.S. dollars, (ii) references therein to “principal” shall be deemed to refer to “the portion of all future scheduled installment payments constituting the payment of principal in respect of the amortizing notes and the portion of the repurchase price constituting the principal amount of the amortizing notes” and (iii) references therein to “interest” shall be deemed to refer to “the portion of all future scheduled installment payments constituting the payment of interest in respect of the amortizing notes and the portion of the repurchase price constituting the accrued but unpaid interest on the amortizing notes.”

Consolidation, Merger, Conveyance, Transfer or Lease

The indenture provides that Essential Utilities will not consolidate or merge with or into any other entity, or sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

• (i) it is the continuing entity (in the case of a merger), or (ii) the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance of its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia,

• and expressly assumes, by supplemental indenture, the due and punctual payment of the installment payments on all the debt securities and the performance of all of the covenants under the indenture; and

• immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default under the indenture, has or will have occurred and be continuing.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of our properties and assets “substantially as an entirety.” As a result, it may be unclear as to whether the foregoing restrictions on mergers, consolidations, sales, conveyances, transfers, leases and other dispositions would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Modifications and Amendments

We and the trustee may amend or supplement the indenture or the amortizing notes without consent of the holders to:

• cure any ambiguity, omission, defect or inconsistency in the indenture;
• provide for the assumption by a successor corporation as set forth in “—Consolidation, Merger, Conveyance, Transfer or Lease;
• comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

• to evidence and provide for the acceptance of appointment with respect to the amortizing notes by a successor trustee in accordance with the indenture, and add or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

• secure the notes;
• add guarantees with respect to the notes;
• add covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;
• make any change that does not adversely affect the rights of any holder in any material respect; and

• conform the provisions of the indenture or the amortizing notes to any provision of the “Description of the Amortizing Notes” section in the prospectus supplement for the Units offering, as supplemented by the related pricing term sheet.

We may not make any modification or amendment to the indenture or the amortizing notes without the consent of each holder affected thereby if that modification or amendment will:

• change any installment payment date or reduce the amount owed on any installment payment date; or
• reduce the repurchase price or amend or modify in any manner adverse to the holders of the amortizing notes our obligation to make such payment.

Governing Law

The indenture and the amortizing notes are governed by and construed in accordance with the laws of the State of New York.

Waiver of Jury Trial

The indenture provides that we and the trustee will waive our respective rights to trial by jury in any action or proceeding arising out of or related to the amortizing notes, the indenture or the transactions contemplated thereby, to the maximum extent permitted by law.